24TH Floor - 1111 W. Georgia St.

Vancouver, BC, Canada V6E 4M3

Phone: 604.685.5492 Fax: 604.685.2536

www.buffalogold.ca

Trading Symbol:  TSXV – BUF.U

OTC\BB  – BYBUF

FWB – B4K

BUFFALO APPOINTS MCEWEN CEO AND REYNOLDS EXEC. CHAIRMAN

Vancouver, B.C., August 29th, 2007 – Buffalo Gold Ltd. (TSX-V: BUF.U; OTC-BB: BYBUF; FWB: B4K) is pleased to report that effective September 1st 2007 Mr. Brian McEwen has been appointed Chief Executive Officer and Mr. Damien Reynolds has been appointed Executive Chair of the Board of Directors.

Mr. McEwen will be responsible for the operations and corporate development of Buffalo, reporting directly to the Board.   As Executive Chair, Mr. Reynolds will continue to be a full-time officeholder and head of the Board of Directors, with a focus on the development and execution of the Company’s strategic goals.

“The Board is very pleased that Brian is joining us as full-time President and CEO, as the dedication of 100% of his efforts is a huge benefit to the company,” commented Mr. Reynolds.  “Furthermore, I remain fully committed to Buffalo and the vision of building a successful gold exploration and production company.”

To find out more about Buffalo Gold Ltd. (TSX-V: BUF.U), please visit the company website at www.buffalogold.ca

On behalf of the Board of Directors of

BUFFALO GOLD LTD.

     “Damien Reynolds”

_____________________________

Damien Reynolds,

Executive Chair

For further information please contact:

Julie Hajduk, Investor Relations

E-mail: julie@buffalogold.ca

Phone: 604.685.5492 or T.F. 1.888.685.5492

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ACCURACY OF THIS PRESS RELEASE.    WE SEEK SAFE HARBOUR.

CAUTIONARY NOTE TO U.S. INVESTORS – THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) PERMITS MINING COMPANIES IN FILINGS WITH THE SEC TO DISCLOSE ONLY THOSE MINERAL DEPOSITS THAT A COMPANY CAN ECONOMICALLY AND LEGALLY EXTRACT OR PRODUCE. THE COMPANY USES CERTAIN TERMS IN THIS NEWS RELEASE, SUCH AS “INFERRED RESOURCE”, THAT THE SEC GUIDELINES STRICTLY PROHIBIT FROM INCLUDING IN FILINGS WITH THE SEC. U.S. INVESTORS ARE URGED TO CONSIDER CLOSELY THE DISCLOSURE CONTAINED IN THE COMPANY’S FORM 20-F REGISTRATION STATEMENT, FILE NO. 000- 30150. THE COMPANY’S FILINGS ARE AVAILABLE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV/EDGAR.SHTML.